EXHIBIT 99.2

Actuate Therapeutics Announces Pricing of $15.0 Million Public Offering of Common Stock

CHICAGO, IL and FORT WORTH, TX, September 10, 2025 — Actuate Therapeutics, Inc. (NASDAQ: ACTU) (“Actuate” or the “Company”), a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers through the inhibition of glycogen synthase kinase-3 beta (GSK-3β), today announced that it has priced an underwritten public offering of 2,142,858 shares of its common stock at an offering price of $7.00 per share of common stock. Actuate has granted the underwriters a 30-day option to purchase up to 321,428 additional shares of its common stock sold in the offering at the public offering price per share, less underwriting discounts and commissions. The offering is expected to close on September 11, 2025, subject to the satisfaction of customary closing conditions.

Lucid Capital Markets is acting as sole book-running manager for the offering. Titan Partners Group, a division of American Capital Partners, is acting as financial advisor in connection with the offering.

The gross proceeds to the Company from the offering are expected to be approximately $15.0 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

The common stock described above was offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-289988), including a base prospectus, previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. A final prospectus supplement describing the terms of the offering will be filed with the SEC. Copies of the final prospectus supplement, and accompanying base prospectus relating to this offering, may be obtained, when available, from Lucid Capital Markets, LLC, 570 Lexington Avenue, 40th Floor, New York, NY 10022.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Actuate Therapeutics, Inc.

Actuate Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers. Actuate’s lead investigational drug, elraglusib (a novel GSK-3β inhibitor), targets molecular pathways in cancer that are involved in promoting tumor growth and resistance to conventional cancer drugs such as chemotherapy through the inhibition of nuclear factor kappa-light-chain-enhancer of activated B cells (NF-kB) and DNA Damage Response (DDR). Elraglusib may also mediate anti-tumor immunity through the regulation of multiple immune checkpoints and immune cell function. For additional information, please visit the Company’s website at http://www.actuatetherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding Actuate’s expectations on the timing and completion of the offering and the anticipated use of proceeds therefrom. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed under the caption “Risk Factors” in the prospectus supplement related to the offering. These forward-looking statements speak only as of the date hereof. Actuate does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Contact

Mike Moyer

Managing Director

LifeSci Advisors, LLC

mmoyer@lifesciadvisors.com

Media Contact

Ignacio Guerrero-Ros, Ph.D., or David Schull

Russo Partners, LLC

Ignacio.guerrero-ros@russopartnersllc.com

David.schull@russopartnersllc.com

(858) 717-2310 or (646) 942-5604